Registration No. 333-117492
                                                Filed Pursuant to Rule 424(b)(3)

PROSPECTUS SUPPLEMENT NO. 1
---------------------------
(TO PROSPECTUS DATED JANUARY 7, 2005)

                                  $172,500,000

                             Headwaters Incorporated



              2 7/8% Convertible Senior Subordinated Notes due 2016

        and Shares of Common Stock Issuable upon Conversion of the Notes

                             ----------------------


This prospectus supplement relates to the resale by the holders of 2 7/8% Convertible Senior Subordinated Notes due 2016 of Headwaters Incorporated and the shares of common stock issuable upon conversion of the notes.


This prospectus supplement should be read in conjunction with the prospectus dated January 7, 2005, which is to be delivered with this prospectus supplement.


The information in the table appearing under the heading "Selling
Securityholders" in the prospectus is supplemented and superseded in part by the information appearing in the table below:

---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
                              Principal Amount                                           Number of
                                  of Notes                         Number of Shares      Shares of       Percentage of
                                Beneficially      Percentage of     of Common Stock     Common Stock      Common Stock
                             Owned that may be        Notes          Beneficially       that may be     Outstanding (%)
           Name                 Offered ($)      Outstanding (%)         Owned          Offered (1)         (2) (14)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Argent Classic Convertible            1,840,000        1.1                    61,333            61,333         *
  Arbitrage Fund (Bermuda)
  Ltd. (3)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Argent Classic Convertible              410,000         *                     13,667            13,667         *
  Arbitrage Fund L.P. (4)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Argent Classic Convertible               90,000         *                      3,000             3,000         *
 Arbitrage Fund II, L.P. (4)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Argent LowLev Convertible               230,000         *                      7,667             7,667         *
  Arbitrage Fund, LLC (4)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Argent LowLev Convertible             1,640,000         *                     54,667            54,667         *
  Arbitrage Fund Ltd. (4)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Bear, Stearns & Co. (5)               5,000,000        2.9                   166,667           166,667         *
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
BNP Paribas Equity                    1,239,000         *                     41,300            41,300         *
  Strategies, SNC (6) (7)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------

---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
                              Principal Amount                                           Number of
                                  of Notes                         Number of Shares      Shares of       Percentage of
                                Beneficially      Percentage of     of Common Stock     Common Stock      Common Stock
                             Owned that may be        Notes          Beneficially       that may be     Outstanding (%)
           Name                 Offered ($)      Outstanding (%)         Owned          Offered (1)         (2) (14)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Citadel Credit Trading                1,264,000         *                     42,133            42,133         *
  Ltd. (6) (8)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Citadel Equity Fund Ltd.             14,536,000        8.4                   484,533           484,533        1.4
  (6) (8)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Class C Trading Company,                130,000         *                      4,333             4,333         *
  Ltd. (4)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
CooperNeff Convertible                2,818,000        1.6                    93,933            93,933         *
  Strategies (Cayman)
  Master Fund, LP (7)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Credit Suisse First                   5,500,000        3.2                   183,333           183,333         *
  Boston, LLC (5)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Credit Suisse First Boston               30,000         *                      1,000             1,000         *
  Europe Ltd. (6) (9)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
HFR CA Global Select                    130,000         *                      4,333             4,333         *
  Master Trust Account (4)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Lyxor/Convertible                       590,000         *                     19,667            19,667         *
  Arbitrage Fund Limited (7)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Lyxor Master Fund Ref:                  240,000         *                      8,000             8,000         *
  Argent/LowLev CB c/o
  Argent (4)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
MSD TCB, LP (10)                      7,000,000        4.1                   233,333           233,333         *
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Partners Group Alternative              180,000         *                      6,000             6,000         *
  Strategies PCC LTD (4)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
RHP Master Fund, Ltd. (11)            2,500,000        1.4                    83,333            83,333         *
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Silver Convertible                      140,000         *                      4,667             4,667         *
  Arbitrage Fund, LDC (4)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Silverback Master, Ltd. (12)         16,500,000        9.6                   549,999           549,999        1.6
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Singlehedge US Convertible              658,000         *                     21,933            21,933         *
  Arbitrage Fund (7)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Sturgeon Limited (7)                    695,000         *                     23,167            23,167         *
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Waterstone Market Neutral             8,522,000        4.9                   284,066           284,066         *
  Masterfund, Ltd. (13)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Xavex-Convertible                        70,000         *                      2,333             2,333         *
  Arbitrage 2 Fund (4)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------
Xavex-Convertible                       230,000         *                      7,667             7,667         *
  Arbitrage 10 Fund c/o
  Argent (4)
---------------------------- ------------------- ----------------- ------------------ ----------------- -----------------

*        Less than 1%.

         (1) Assumes conversion of all of the holder's notes at a conversion rate of 33.3333 shares of common stock per $1,000 principal amount of notes. However, this conversion rate will be subject to adjustment as described under "Description of Notes - Conversion of Notes" in the prospectus. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

         (2) Calculated based on Rule 13d-3(d)(i), using 33,586,430 shares of common stock outstanding as of June 30, 2004. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all that holder's notes, but we did not assume conversion of any other holder's notes.

         (3) Mr. Henry J. Cox has sole voting power over these notes and the shares of common stock issuable upon conversion of these notes.

         (4) Messrs. Nathaniel Brown and Robert Richardson exercise voting power and investment control over these notes and the shares of common stock issuable upon conversion of these notes.

         (5) The selling securityholder is a registered broker-dealer.

         (6) The selling securityholder is an affiliate of a registered broker-dealer.

         (7) Mr. Christian Menestrier has sole voting power over these notes and the shares of common stock issuable upon conversion of these notes.

         (8) Citadel Limited Partnership ("Citadel") is the trading manager of Citadel Credit Trading Ltd. and Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Credit Trading Ltd. and Citadel Equity Fund Ltd. Citadel disclaims beneficial ownership of the shares beneficially owned by Citadel Credit Trading Ltd. and Citadel Equity Fund Ltd. Kenneth C. Griffin indirectly controls Citadel and therefore has ultimate investment discretion over securities held by Citadel Credit Trading Ltd. and Citadel Equity Fund Ltd. Mr. Griffin disclaims beneficial ownership of the shares held by Citadel Credit Trading Ltd. and Citadel Equity Fund Ltd.

         (9) Mr. Gerry Murtaglo has sole voting power over these notes and the shares of common stock issuable upon conversion of these notes.

         (10) Messrs. John Phelan and Glenn Fuhrman exercise voting power and investment control over these notes and the shares of common stock issuable upon conversion of these notes.

         (11) RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Bloch and Peter Lockhart own all of the interest in RHP General Partner. The aforementioned entities and individuals disclaim beneficial ownership of the Company's Common Stock owned by the RHP Master Fund.

         (12) Mr. Elliot Bossen has sole voting power over these notes and the shares of common stock issuable upon conversion of these notes.

         (13) Mr. Shawn Bergerson has sole voting power and investment control over these notes and the shares of common stock issuable upon conversion of these notes.

         (14) Assumes that any other holders of notes, or their future transferees, pledgees or donees or their successors, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

                             ----------------------

Investing in the notes or our common stock involves a high degree of risk. You should carefully read and consider the "Risk Factors" beginning on page 3 of the prospectus.

                             ----------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

                             ----------------------

            The date of this prospectus supplement is March 24, 2005